SEVERANCE AGREEMENT

This Severance Agreement is entered into as of the 12th day of February, 1997, by and among Chaparral Resources, Inc. ("Chaparral"), a Colorado corporation, and Paul V. Hoovler ("Hoovler"). Chaparral and Hoovler are hereinafter jointly referred to as the Parties.

For good and valuable consideration, including the promises and mutual general releases contained herein, the Parties hereby agree as follows:

1. Approval and Effective Date This Agreement shall be effective as of February 12, 1997 ("Effective Date") and will become binding on the Parties upon its ratification and approval by the Chaparral Board of Directors.

2. Salary and Benefits This agreement will be effective as of February 12, 1997. Hoovler will receive his salary and unpaid vacation pay accrued through February 12, 1997. Hoovler may request that Chaparral transfer to him, in accordance with the plan's terms, the vested portion of his 401K plan account.

3.       Warrants
3.1 On August 19, 1996, the Chaparral Board of Directors awarded Hoovler a cash bonus of $140,000 as recognition of past and present services to the company; said bonus to be used by Hoovler to exercise certain Warrants, granted to Hoovler pursuant to the company's 1989 Stock Warrant Plan (the "Plan"), to purchase 500,000 shares of Chaparral common stock at an exercise price of $0.28 per share. This bonus will not become payable until receipt of notice from Hoovler, which notice may not be given and shall not be effective until the earlier of a) completion of a sale or farmout by Chaparral of all or a portion of its interest in the Karakuduk Oil Field Development Project (the "Project"), or b) the date when Chaparral makes a public disclosure of a sale or farmout of the Project. At its sole option and discretion, Chaparral may, in lieu of making payment of such bonus to Hoovler, use all or a portion of such bonus as a direct offset to Hoovler's obligation to make any payment due to Chaparral upon exercise of the Warrant. Anything contained in the foregoing provisions of this paragraph to the contrary notwithstanding, in the event Hoovler has exercised and paid for the Warrant prior to the date the bonus becomes payable, Chaparral shall pay such bonus directly to Hoovler, but only upon completion of a sale or farmout of all or a portion of its interest in the Project,

         Chaparral shall use its reasonable best efforts, consistent with its past policy and practice, to continue to maintain the registration statement registering the shares underlying the Warrant until the date that the Warrant is either exercised or expires, whichever shall first occur; provided, however, that Chaparral shall not be required to take any action or make any filing with the Securities and Exchange Commission that, in the sole discretion of the Board of Directors of Chaparral, is not in the best interest of the company.


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         Chaparral  shall  amend  the Plan to permit  Hoovler  to  transfer  the
         Warrant to a member of his family or to a trust created by Hoovler. For purposes of this Agreement, the term family shall mean a parent, child, grandchild or spouse.

3.2 On or before March 15, 1997, Chaparral will cause a certificate to be delivered to Hoovler representing the warrants to purchase 100,000 shares of Chaparral common stock at an exercise price of $0.85 per share, for a period of four (4) years from the date of such grant that were granted to Hoovler on February 12, 1997. The warrant shall be in form and substance similar in all material respects to the Warrant issued to Hoovler under the Plan, and shall permit Hoovler to assign the warrant on terms and conditions similar to those stated in Section
         3.1 above. The shares underlying these warrants will be registered by Chaparral when it next amends its current registration statement.

3.3 On or before March 15, 1997, Chaparral will cause a certificate to be delivered to Hoovler representing the warrants to purchase 100,000 shares of Chaparral common stock at an exercise price of $1.25 per share that were granted to Hoovler on February 12, 1997. Such warrants shall not be exercisable prior to January 1, 1998, and shall remain exercisable for a period of four (4) years from such date. The warrant shall be in form and substance similar in all material respects to the Warrant issued to Hoovler under the Plan, and shall permit Hoovler to assign the warrant on terms and conditions similar to those stated in
         Section 3.1 above.

4. ORRI Chaparral will assign to Hoovler, or to an entity controlled by Hoovler, the existing ORRI that Chaparral holds in approximately 89 wells. Such assignment shall be for a three (3) year period, at the end of which Hoovler will reassign the ORRI to Chaparral. Hoovler agrees to pay ten percent (10%) of the net revenues received from such ORRI during this three (3) year period to Jan Podoll, and acknowledges that Chaparral has agreed to such assignment in reliance upon Hoovler's promise to make such payment.

Hoovler also agrees to execute the reassignment at the same time that the assignment is entered into, with the understanding that such reassignment will be held in escrow by Alan D. Berlin, Esq. during the three year term of the assignment.

5. Road Runner At Hoovler's request, Chaparral will assign its interest in Road Runner, Ltd .to Hoovler, or to an entity controlled by Hoovler.

6. Insurance Chaparral will assign to Hoovler its ownership interest in two life insurance policies that it currently holds on Hoovler's life. The Parties acknowledge that such policies currently have a combined cash surrender value of approximately $32,000.


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7. Office Equipment  Hoovler  understands that Chaparral intends to sell certain office furniture, equipment and supplies, and that if Hoovler so desires, Hoovler may bid for these items. Hoovler also understand that the furniture and equipment presently located in his office will be given to him by Chaparral.

8. Resignation Hoovler will resign, as of the Effective Date, as an officer of Chaparral and as an officer and director of its subsidiaries and affiliates. A copy of Hoovler's resignation is attached hereto. Hoovler will continue as a director of Chaparral until the next annual shareholders meeting.

9. General Release by Hoovler Hoovler, his successors, heirs and assigns (the "Releasors") fully and forever release and discharge Chaparral, its subsidiaries and related companies, their officers, directors, employees, shareholders, agents, representatives, attorneys, accountants, predecessors, successors and assigns (the "Releasees") from any and all actions, causes of action, suits, debts, claims, promises and demands, other than those specifically stated in this Severance Agreement, or any claim by Hoovler for indemnification against claims of others for actions or matters which occurred while Hoovler was an officer, director or employee of Chaparral and for which he would have been entitled to indemnification by Chaparral under Chaparral's Certificate of Incorporation, By-laws or policies as in effect on February 12, 1997, whether in law or equity which the Releasors ever had now have or hereafter can, shall or may have against Releasees, which are based upon or arise out of Hoovler's employment with Chaparral, including without limitation, his service as a member of the Board of Directors of Chaparral, as a shareholder of Chaparral, or his execution of this Severance Agreement, other than any action, claim or proceeding to enforce his rights under this Severance Agreement.

10. General Release by Chaparral Chaparral, its subsidiaries and related companies, their officers, directors, employees, shareholders, agents, representatives, attorneys, accountants, predecessors, successors and assigns (the "Releasors") fully and forever release and discharge Hoovler, his successors, heirs or assigns (the "Releasees") from any and all actions, causes of action, suits, debts, claims, promises and demands, other than those specifically stated in this Severance Agreement, whether in law or equity which the Releasors ever had now have or hereafter can, shall or may have against Releasees, which are based upon or arise out of Hoovler's employment with Chaparral, including without limitation, his service as a member of the Board of Directors of Chaparral or as a shareholder of Chaparral.

11. Covenant Not to Sue The Parties agree not to commence, directly or indirectly cause the commencement of, or cause or attempt to cause any third party to commence, any suit, arbitration or proceeding to enforce any claim or other matter released under this Severance Agreement.

12. Severability If any provision of this Agreement or the application thereof to any Party or circumstance shall be determined by any court of competent


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jurisdiction  to be invalid and  unenforceable  to any extent,  the remainder of
this  Agreement  or  the   application  of  such  provision  to  such  Party  or
circumstance, other than those as to which it was so determined to be invalid or unenforceable, shall not be affected thereby, and each provision thereof shall be valid and shall be enforced to the fullest extent permitted by law.

13 Applicable Law This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the provisions or principals thereof relating to choice or conflict of laws.

14. Section Headings Section titles and headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text. Reference to the singular includes a reference to the plural and vice versa. Reference to any gender includes a reference to all other genders.

15. Counterparts This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto notwithstanding that all the parties have not signed the same counterpart.


IN WITNESS WHEREOF, the Parties have executed this Severance Agreement as of the date first written above.



CHAPARRAL RESOURCES, INC.                                PAUL V. HOOVLER


By:/s/Arlo G. Sorensen                                   /s/Paul V. Hoovler
   -----------------------------------                   -----------------------
Arlo G. Sorensen, Chairman
Board of Directors Severance Committee


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